EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMB PROPERTY CORPORATION ANNOUNCES FIRST QUARTER 2005 RESULTS

Financial results are driven by continued improvements in operating fundamentals and profits from the company’s development and land sales programs

SAN FRANCISCO, April 18, 2005 — AMB Property Corporation (NYSE:AMB), a leading global developer and owner of industrial real estate, today reported first quarter 2005 earnings per share (EPS) of $0.52, exceeding the company’s guidance of $0.39 to $0.41 for the quarter.

The better than expected EPS results are associated with increased average occupancy in the operating portfolio; higher than expected gains on sales of operating properties; and earlier than expected net gains from the company’s development and land sales programs.

First quarter 2005 EPS increased 206% from EPS of $0.17 in the same period of 2004, due primarily to net development profits and net gains on sales of operating properties.

Operating Results

AMB’s industrial operating portfolio occupancy increased to 95.1% at March 31, 2005, up 30 basis points from December 31, 2004, and up 240 basis points from March 31, 2004. By comparison, preliminary data from Torto Wheaton Research (TWR) indicate that national industrial occupancy at the end of the first quarter approximated 89.1%, unchanged from the prior quarter and an increase of 70 basis points from March 31, 2004.

The change in the company’s cash-basis same store net operating income in the first quarter of 2005 was -0.1% compared with 0.4% last quarter and -3.1% in the first quarter of 2004. Rents on lease renewals and rollovers continued their sequential improvement declining 8.6% in the first quarter 2005, compared with declines of 12.4% in the prior quarter and 14.7% in the first quarter of 2004.

Hamid R. Moghadam, chairman and CEO, said, “The improved economic environment, and in particular the growth of global trade, continues to drive industrial space absorption and the performance of AMB’s portfolio. Our operating portfolio has now produced improving occupancy for three consecutive quarters and, for the first time in more than three years, has exceeded the 95% level. We are now achieving directional improvements in rents and same-store performance in the majority of our markets and believe shareholders will benefit from AMB’s ability to capitalize on improving industrial fundamentals.”

Investment Activity

The company began seven new development and redevelopment projects during first quarter 2005 in Los Angeles, Miami and Amsterdam. The projects include 817,000 square feet of planned distribution facilities and a 17.6 acre value-added conversion of an industrial site for alternative development. The estimated total investment in all seven projects is $90 million. AMB’s industrial development and renovation pipeline now totals 35 projects of approximately 9.6 million square feet globally with an estimated total investment of $881 million, a record for the company. Pipeline deliveries are scheduled from second quarter 2005 through the first quarter of 2008. The pipeline is 67% funded; deliveries slated through the end of 2005 are more than 50% pre-leased.

AMB placed two industrial development projects into operations in the first quarter of 2005. The buildings, held as part of the company’s investment portfolio, total 181,800 square feet and were completed for a total investment of approximately $16.8 million. The buildings are located near Dulles and O’Hare international airports and are fully leased.

The company’s development activity includes dispositions of completed properties and land. During first quarter 2005, AMB sold one completed development and two land parcels generating $8.6 million of net cash gains.

During the first quarter, AMB acquired 817,000 square feet of distribution facilities in six buildings with a total acquisition cost of approximately $77.8 million. The properties expand AMB’s on- and near-airport holdings in Miami, Chicago and New York.

Additional acquisition activity in the quarter included the purchase of an approximate 43% interest in G. Accion, one of Mexico’s largest real estate companies, for $46.1 million. AMB and G. Accion began working together on the development of industrial properties in Mexico in early 2002. Since then, AMB’s activity in Mexico City and Guadalajara has included approximately 3.1 million square feet of acquisition and development.

Subsequent to the quarter’s close, AMB entered the Toronto market with the acquisition of a 33-acre parcel and an option to purchase another 15 acres adjacent to the Trans Canada Highway. The combined parcels will support development of 1 million square feet of logistics and distribution facilities. AMB plans to begin the first facility containing 375,000 square feet immediately.

AMB’s president, W. Blake Baird, commented, “We continue to see new opportunities to serve customers and create value for shareholders with well-located acquisition, development and redevelopment product. Toronto is a good example of that opportunity - it is North America’s fourth largest industrial market and provides manufacturing and distribution firms with convenient access to significant consumer populations on both sides of the border. Adding Toronto to our development program enables AMB to provide a full range of North American facilities to our customers with distribution needs in Mexico, the U.S. and Canada.”

AMB continues to refine its portfolio through opportunistic sales of operating properties. First quarter 2005 dispositions included 24 buildings, comprising 1.5 million square feet, for total proceeds of $142.1 million.

Private Capital Financing

AMB Institutional Alliance Fund III, the company’s open-end commingled fund, added $44 million of third party equity in first quarter 2005. The fund had subsequent equity closings following quarter end of an additional $30 million. Fund III, which had its initial closing in the fourth quarter of 2004, has thus far raised $210.5 million in third party equity. The fund invests in operating and renovation properties in the U.S. and had investments in real estate of $543.1 million at March 31, 2005.

Addition of Company Officer

AMB has hired distribution industry and real estate specialist Alfred Vos as senior vice president to direct the company’s development business in Europe. Vos has 10 years of pan-European development and operations experience and was most recently executive vice president and general manager of The Facility Group in Europe, providing planning, engineering and construction management services for the distribution and logistics sectors. Vos will be based in AMB’s European headquarters in Amsterdam and will report to Mo Barzegar, AMB’s chief investment officer for Europe.

Supplemental Earnings Measure

AMB reports funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT. First quarter 2005 FFOPS was $0.54, exceeding the company’s guidance of $0.46 to $0.48 per share due primarily to the timing of profits from land sales which were originally anticipated to occur later in the year ($0.05), and better than expected average occupancies in the operating portfolio ($0.02). FFOPS in the first quarter of 2004 was $0.53.

Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFO is a useful supplemental measure of operating performance, of ways in which investors might use FFO when assessing the company’s financial performance, and of FFO’s limitations as a measurement tool. A reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.

Conference Call and Supplemental Information

AMB will host a conference call to discuss its first quarter 2005 results on Tuesday, April 19, 2005 at10:00 AM PDT/1:00 PM EDT. Stockholders and interested parties may listen to a live broadcastof the conference call by dialing +1 877 359 6098 or +1 706 643 0129 and using reservation code 5189690 or by webcast through a link on the company’s website at www.amb.com.

If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 PM PDT on Tuesday, April 19, 2005. The telephone replay will be available until 5:00 PM PDT on Friday, May 20, 2005 and can be accessed by dialing +1 800 642 1687 or +1 706 645 9291 and using reservation code 5189690. The webcast can be accessed through a link on the company’s website and will be available until 5:00 PM PDT on Friday, May 20, 2005.

In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Tuesday, April 26, 2005 by 5:00 PM PDT.

AMB Property Corporation. Local partner to global trade.™

AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of March 31, 2005 AMB owned, managed and had renovation and development projects totaling 110.3 million square feet (10.3 million square meters) and 1,085 buildings in 38 markets within eight countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities - industrial properties built for speed and located near airports, seaports and ground transportation systems.

AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at 1-877-285-3111.

Some of the information included in this report contains forward-looking statements, such as those related to the company’s interpretation of trends regarding national and portfolio industrial space absorption; the total expected investment in acquisitions; size and timing of deliveries and total investment in development projects; and use of private capital funds for planned investment activity which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Business Risks” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2004.

AMB CONTACTS

Lauren L. Barr
Vice President, Corporate Communications
Direct	+1 415 733 9477
Fax	+1 415 477 2177
Email	lbarr@amb.com

Evaleen G. Andamo
Director, Investor Relations
Direct	+1 415 733 9565
Fax	+1 415 477 2065
Email	eandamo@amb.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	March 31, 2005	December 31, 2004
Assets
Investments in real estate:
Total investments in properties	$6,608,737	$6,526,144
Accumulated depreciation	(652,085)	(615,646)

Net investments in properties	5,956,652	5,910,498
Investment in unconsolidated joint ventures	105,127	55,166
Properties held for divestiture, net	49,455	87,340

Net investments in real estate	6,111,234	6,053,004
Cash and cash equivalents	215,068	146,593
Mortgages and loans receivable	21,710	13,738
Accounts receivable, net	135,768	109,028
Other assets	71,304	64,580

Total assets	$6,555,084	$6,386,943

Liabilities and Stockholders’ Equity
Secured debt	$1,915,702	$1,892,524
Unsecured senior debt securities	1,003,940	1,003,940
Unsecured debt	8,869	9,028
Unsecured credit facilities	422,616	351,699
Accounts payable and other liabilities	258,159	262,286

Total liabilities	3,609,286	3,519,477
Minority interests:
Joint venture partners	884,188	828,622
Preferred unitholders	278,378	278,378
Limited partnership unitholders	89,377	89,326

Total minority interests	1,251,943	1,196,326
Stockholders’ equity:
Common stock	1,590,651	1,567,936
Preferred stock	103,204	103,204

Total stockholders’ equity	1,693,855	1,671,140

Total liabilities and stockholders’ equity	$6,555,084	$6,386,943

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Quarters Ended
	March 31,
	2005	2004
Revenues
Rental revenues	$169,056	$155,208
Private capital income	3,318	2,429

Total revenues	172,374	157,637

Costs and expenses
Property operating costs	(44,429)	(40,977)
Depreciation and amortization	(43,485)	(37,255)
General and administrative	(18,799)	(14,567)
Fund costs	(364)	(309)

Total costs and expenses	(107,077)	(93,108)

Operating income	65,297	64,529

Other income and expenses
Equity in earnings of unconsolidated joint ventures	1,242	1,709
Other income and expenses, net	(566)	1,481
Gains from dispositions of real estate	1,301	—
Development profits, net of taxes	17,949	—
Interest expense, including amortization	(40,896)	(39,018)

Total other income and expenses	(20,970)	(35,828)

Income before minority interests and discontinued operations	44,327	28,701

Minority interests’ share of income:
Joint venture partners’ share of income	(11,284)	(8,585)
Joint venture partners’ share of development profits	(9,837)	—
Preferred unitholders	(5,368)	(4,912)
Limited partnership unitholders	(352)	(731)

Total minority interests’ share of income	(26,841)	(14,228)

Income from continuing operations	17,486	14,473

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	1,339	2,395
Gain (loss) from disposition of real estate, net of minority interests	27,942	(286)

Total discontinued operations	29,281	2,109

Net income	46,767	16,582
Preferred stock dividends	(1,783)	(1,783)

Net income available to common stockholders	$44,984	$14,799

Net income per common share (diluted)	$0.52	$0.17

Weighted average common shares (diluted)	86,516,695	84,861,965

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS(1)
(dollars in thousands, except share data)

	For the Quarters Ended
	March 31,
	2005	2004
Net income	$46,767	$16,582
Gain (loss) from disposition of real estate, net of minority interests	(29,243)	286
Depreciation and amortization:
Total depreciation and amortization	43,485	37,255
Discontinued operations’ depreciation	638	2,393
Non-real estate depreciation	(745)	(175)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (Net income)	11,284	8,585
Limited partnership unitholders’ minority interests (Net income)	352	731
Limited partnership unitholders’ minority interests (Development profits)	458	—
Discontinued operations’ minority interests (Net income)	394	693
FFO attributable to minority interests	(23,587)	(17,861)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(1,242)	(1,709)
AMB’s share of FFO	2,747	2,493
Preferred stock dividends	(1,783)	(1,783)

Funds from operations	$49,525	$47,490

FFO per common share and unit (diluted)	$0.54	$0.53

Weighted average common shares and units (diluted)	91,240,898	89,617,834

     (1) Funds From Operations (“FFO”). The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.